Exhibit 3.1
                                                                     -----------


                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

     Obsidian Enterprises, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

     FIRST: That at a meeting of the Board of Directors of Obsidian Enterprises, Inc. resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and directing that said amendment be considered at the next annual meeting of the stockholders of said corporation. The resolution setting forth the proposed amendment is as follows:

          RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Fourth Article thereof so that, as amended, said Article shall be and read as follows:

               "Fourth. The aggregate number of shares of capital stock that the Corporation will have authority to issue is 15,000,000, 10,000,000 of which will be shares of common stock, having a par value of $.0001 per share, and 5,000,000 of which will be shares of preferred stock, having a par value of $.001 per share.

               Upon this Certificate of Amendment to the Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the "Effective Time"), every 50 shares of the Corporation's common stock, par value $.0001 per share (the "Old Common Stock"), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one share of common stock, par value $.0001 per share, of the Corporation (the "New Common Stock").

               No fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock. In lieu thereof, all shares of common stock so split that are held by a stockholder will be aggregated subsequent to the reverse stock split. A certificate for the number of whole shares after the aggregation shall be issued to the stockholder. In lieu of any interest in a fractional share of common stock after the aggregation to which a stockholder would otherwise be entitled as a result of the reverse stock split, the Corporation shall pay to the holder a cash amount, without interest, determined by multiplying (i) the fractional share interest to which the holder would otherwise be entitled by (ii) the average closing sale price of shares of common stock (on a post-split basis) for the 20 trading days immediately prior to the Effective Time or, if no sale takes place on those days, the average of the closing highest asked and lowest bid prices for those days (on a post-split basis), in each case as reported by the OTC Bulletin Board. All certificates for outstanding shares of common stock shall be returned to the Corporation for reissuance and, until certificates for the outstanding shares of common stock have been reissued, the stockholder shall not be entitled to payment of any dividends declared on the shares.

               Preferred stock may be issued in one or more series as may be determined from time to time by the Board of Directors. All shares of any one series of preferred stock will be identical except as to the dates of issue and the dates from which dividends on shares of the series issued on different dates will cumulate, if cumulative. Authority is hereby expressly granted to the Board of Directors to authorize the issuance of one or more series of preferred stock, and to fix by resolution or resolutions providing for the issue of each such series the voting powers, designations, preferences, and relative, participating, optional, redemption, conversion, exchange or other special rights, qualifications, limitations or restrictions of such series, and the number of shares in each series, to the full extent now or hereafter permitted by law."

     SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     THIRD: That the amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     FOURTH:   That  this   Certificate  of  Amendment  of  the  Certificate  of
Incorporation shall be effective on February 16, 2004.

     IN WITNESS WHEREOF, said Obsidian Enterprises, Inc. has caused this certificate to be signed by Timothy S. Durham, its Chairman, this 13th day of February, 2004.



                                        OBSIDIAN ENTERPRISES, INC.

                                        By: /s/ Timothy S. Durham
                                            ------------------------------------
                                            Timothy S. Durham
                                            Chairman and Chief Executive Officer